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                      AMENDMENT NO. 1 TO THE AMENDED AND
                    RESTATED AGREEMENT AND PLAN OF MERGER

   This AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Amendment") is entered into as of the 6th day of May, 1996, by and among SFX BROADCASTING, INC., a Delaware corporation ("SFX"), SFX MERGER COMPANY, a Delaware corporation and a direct wholly-owned subsidiary of SFX ("Acquisition Sub"), and MULTI-MARKET RADIO, INC., a Delaware corporation ("MMR") (SFX, Acquisition Sub and MMR collectively the "Parties").

                                  WITNESSETH

   WHEREAS, the Parties have entered into that certain Amended and Restated Agreement and Plan of Merger as of the 15th day of April, 1996 (the "Agreement");

   WHEREAS, the parties wish to amend the Agreement, by this Amendment, and as more specifically described herein;

   NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

   1. Section 8.01(1)(B) of the Agreement shall be deleted in its entirety, and replaced by the following new Section 8.01(1)(B):

       "(B) by MMR or the Independent Committee of MMR during the period commencing on the end of the fifteenth (15th) business day following the delivery of the SFX Disclosure Schedules (the "Huff Termination Date") and ending on the twentieth (20th) business day following the delivery of the SFX Disclosure Schedules if a binding, definitive agreement is not reached, by the close of business on the Huff Termination Date, with respect to the repayment and redemption in full at or prior to the Effective Time of the Subordinated Debentures and the MMR Senior Preferred Stock;"

   2. All other terms and conditions of the Agreement shall remain unchanged.





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   IN WITNESS WHEREOF, the Parties have set their hands to this Amendment as of the year and day first above written.
                                               SFX Broadcasting, Inc.
                                            By: /s/ Robert F.X. Sillerman
                                            ---------------------------------
                                            Name:  Robert F.X. Sillerman
                                            Title: Executive Chairman


                                               SFX Merger Company
                                            By: /s/ Robert F. X. Sillerman
                                            ---------------------------------
                                            Name:  Robert F. X. Sillerman
                                            Title: President


                                               Multi-Market Radio, Inc.
                                            By: /s/ Michael G. Ferrel
                                            ---------------------------------
                                            Name:  Michael G. Ferrel
                                            Title: Chief Executive Officer